    As filed with the Securities and Exchange Commission on August 18, 1999

                                                         Registration No. 333-**
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                         GENERAL INSTRUMENT CORPORATION
             -----------------------------------------------------
             (Exact name of registrant as specified in its charter)

          DELAWARE                                      36-4134221
-------------------------------             ------------------------------------
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
 Incorporation or Organization)


                              101 Tournament Drive
                           Horsham, Pennsylvania 19044
                                 (215) 323-1000
          ------------------------------------------------------------
          (Address of Principal Executive Offices, including Zip Code)


          GENERAL INSTRUMENT CORPORATION 1999 LONG-TERM INCENTIVE PLAN
          ------------------------------------------------------------
                            (Full title of the plan)

                                 Robert A. Scott
              Senior Vice President, General Counsel and Secretary
                              101 Tournament Drive
                           Horsham, Pennsylvania 19044
              ----------------------------------------------------
                     (Name and address of agent for service)

                                 (215) 323-1000
          -------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                                   ----------

                                                   CALCULATION OF REGISTRATION FEE(1)
====================================================================================================================================
                                                            Proposed maximum          Proposed maximum
     Title of securities             Amount to be            offering price              aggregate                 Amount of
      to be registered             registered(1)(2)           per share (3)          offering price (3)         registration fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.01 per share,
and related preferred stock
purchase rights                       15,000,000               $43.9375                $659,062,500               $183,219.38
====================================================================================================================================

(1) This Registration Statement is also deemed, pursuant to Instruction E to Form S-8, to relate to 560,056 shares previously registered on Form S-8 (File No. 333-33399) in connection with a predecessor plan, with respect to which a fee of $2,784.78 has been paid.

(2) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, the number of shares being registered shall be adjusted to include any additional shares that may be issuable as a result of stock splits, stock dividends or similar transactions in accordance with the anti-dilution provisions of the General Instrument Corporation 1999 Long-Term Incentive Plan.

(3) Estimated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based upon the average of the high and low sales prices for a share of Common Stock on August 12, 1999, as reported on the New York Stock Exchange.

================================================================================

                                EXPLANATORY NOTES

BACKGROUND

         On July 25, 1997, NextLevel Systems, Inc. was spun-off from its former parent company, General Instrument Corporation ("Parent") through a distribution of NextLevel's shares to the then stockholders of the Parent. After this distribution, the Parent changed its corporate name to General Semiconductor, Inc. Effective February 2, 1998, NextLevel Systems, Inc. changed its corporate name to General Instrument Corporation (the "Company").

PRIOR FORM S-8 FILING

         A total of 23,155,562 shares of Common Stock of the Company were registered by a Registration Statement on Form S-8, File No. 333-33399, to be issued in connection with its Amended and Restated 1997 Long-Term Incentive Plan (the "1997 Plan"). On May 25, 1999, the stockholders of the Company approved the General Instrument Corporation 1999 Long-Term Incentive Plan (the "1999 Plan"). A total of 560,056 shares of Common Stock of the Company that were registered in connection with the 1997 Plan have not been issued under the 1997 Plan and are now available for issuance under the 1999 Plan. Pursuant to Instruction E to Form S-8 and the telephonic interpretation of Securities and Exchange Commission contained in the Division of Corporation Finance's Manual of Publicly-Available Telephone Interpretations (July 1997), these 560,056 shares are carried forward to, and deemed covered by, this Registration Statement on Form S-8 in connection with the 1999 Plan.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


ITEM 1.  PLAN INFORMATION.*

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*


         * Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Introductory Note to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         General Instrument Corporation (the "Company") incorporates herein by reference the following documents as filed with the Securities and Exchange Commission (the "Commission"):

                  (a) The Company's latest annual report ("Annual Report"), filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

                  (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report; and

                  (c) The description of the Company's Common Stock, par value $.01 per share (the "Common Stock") contained in the Registration Statement on Form 8-A, filed by the Company with the Commission on April 24, 1997, as amended, to register such securities under the Exchange Act.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Certain legal matters with respect to the securities being registered hereby have been passed upon by Robert A. Scott, Esq., Senior Vice President, General Counsel and Secretary of the Company. Mr. Scott is paid a salary by, and is a participant in various employee benefit plans of, the Company. Mr. Scott beneficially owns Common Stock and has options to purchase Common Stock of the Company.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings whether civil, criminal, administrative, or investigative, other than action by or in the right of the corporation (a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.

         Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders,(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

         Article Sixth of the Restated Certificate of Incorporation of the Company provides that directors of the Company shall not, to the fullest extent permitted by the DGCL, be liable to the Company or any of its stockholders for monetary damages for any breach of fiduciary duty as director. The Certificate of Incorporation of the Company also provides that if the DGCL is amended to permit further elimination or limitation of the personal liability of directors, then the liability of the directors of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

         The Company has entered into agreements to indemnify its directors and officers in addition to the indemnification provided for in its Restated Certificate of Incorporation and Amended and Restated By-Laws. These agreements, among other things, indemnify the Company's directors and officers to the fullest extent permitted by Delaware law for certain expenses (including attorneys' fees), liabilities, judgments, fines and settlement amounts incurred by such person arising out of or in connection with such person's service as a director or officer of the Company or an affiliate of the Company.

         The Company will maintain directors' and officers' liability insurance which will provide for payment, on behalf of the directors and officers thereof and its subsidiaries, of certain losses of such persons (other than matters uninsurable under law) arising from claims, including claims arising under the Securities Act, for acts or omissions by such persons while acting as directors or officers thereof and/or its subsidiaries, as the case may be.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         The following is a list of exhibits filed as part of this Registration Statement.

Exhibit
Number                                    Exhibit
------                                    -------

  4        -    General Instrument Corporation 1999 Long-Term Incentive Plan.(1)

  5.1      -    Opinion of Robert A. Scott, Esq.

 23.1      -    Consent of Robert A. Scott, Esq. (included as part of Exhibit
                5.1 hereto).

 23.2      -    Consent of Deloitte & Touche LLP.

 24.1      -    Powers of Attorney (included as part of the signature page of this Registration Statement).

---------------

(1) Incorporated by reference to Annex A to the Company's Proxy Statement filed with the Commission on April 14, 1999.

ITEM 9.  UNDERTAKINGS.

          (a)  The Company hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the from of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Horsham, Commonwealth of Pennsylvania on the 18th day of August, 1999.

                                      GENERAL INSTRUMENT CORPORATION


                                      By: /s/ Edward D. Breen
                                          ------------------------------------
                                          Edward D. Breen
                                          Chairman of the Board, President and
                                          Chief Executive Officer

          Each person whose signature appears below hereby authorizes, appoints and constitutes Robert A. Scott and Eric M. Pillmore, and each of them singly, his/her true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to execute and cause to be filed with the Commission, any and all amendments or post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, as the Company deems appropriate, and he/she hereby ratifies and confirms all that said attorneys-in-fact or any of them, or their substitutes, may lawfully do or cause to be done in connection therewith.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                   Title                                              Date
---------                                   -----                                              ----


/s/ Edward D. Breen                         Chairman of the Board, President              August 18, 1999
-------------------------------------       and Chief Executive Officer
Edward D. Breen                             (Principal Executive Officer)


/s/ Eric M. Pillmore                        Senior Vice President, Finance and            August 18, 1999
-------------------------------------       Chief Financial Officer (Principal
Eric M. Pillmore                            Financial Officer)


/s/ Marc E. Rothman                         Vice President, Financial Planning            August 18, 1999
-------------------------------------       and Controller (Principal
Marc E. Rothman                             Accounting Officer)


/s/ John Seely Brown                        Director                                      August 18, 1999
-------------------------------------
John Seely Brown


/s/ Frank M. Drendel                        Director                                      August 18, 1999
-------------------------------------
Frank M. Drendel


/s/ Lynn Forester                           Director                                      August 18, 1999
-------------------------------------
Lynn Forester


/s/ Alex J. Mandl                           Director                                      August 18, 1999
-------------------------------------
Alex J. Mandl



/s/ Dan Schaefer                            Director                                      August 18, 1999
-------------------------------------
Dan Schaefer

                            Registration on Form S-8
                                Index to Exhibits

Exhibit
Number                       Exhibit                                                      Page
------                       -------                                                      ----

  4       -    General Instrument Corporation 1999 Long-Term Incentive Plan.1/

  5.1     -    Opinion of Robert A. Scott, Esq.

 23.1     -    Consent of Robert A. Scott, Esq. (included as part of Exhibit
               5.1 hereto).

 23.2     -    Consent of Deloitte & Touche LLP.

 24.1     -    Powers of Attorney (included as part of the signature page of this Registration Statement.


--------
1/ Incorporated by reference to Annex A to the Company's Proxy Statement filed with the Commission on April 14, 1999.